Exhibit 99.1

The St. Joe Company Reports First Quarter 2004 Net Income of $13.1 Million, or $0.17 Per Share; JOE Raises 2004 Full Year Guidance

    JACKSONVILLE, Fla.--(BUSINESS WIRE)--April 20, 2004--The St. Joe Company (NYSE:JOE):

    --  JOE and Simon Property Group Sign Letter of Intent for Pier
        Park Land Sale

    --  382 Potential Buyers Vie for SummerCamp's First Release of 69
        Units

    --  RiverTown and WindMark Beach Land Use Plans Win County
        Commission Approvals

    The St. Joe Company (NYSE:JOE) today announced that its first quarter 2004 Net Income was $13.1 million, or $0.17 per share, compared with $14.4 million, or $0.18 per share, for the first quarter of 2003. Net Income in the first quarter of 2003 included conservation land results of $8.3 million, or $0.11 per share. There were no conservation land sales in the first quarter of 2004. All per-share references in this release are presented on a fully diluted basis.
    "JOE is off to a good start in 2004, turning in a solid first quarter. Demand for our real estate products -- resort and primary residential, commercial and rural land -- remains strong," said Peter
S. Rummell, chairman and CEO of JOE. "We are particularly pleased with our performance considering that the first quarter is 'off-season' in Northwest Florida and that we limited the amount of resort product released for sale. We're looking forward to the rest of the year and are pleased to raise our full-year guidance for 2004."
    "We are being disciplined about the release of new product in Northwest Florida," said Rummell. "As the market begins to fully appreciate the values being created in this region, we are setting our pace and phasing our development to maximize those values. We've long said that JOE's unique advantages -- a strong balance sheet, low-basis land, a well-tested strategy and a strong management team -- enable us to do things many other real estate development companies cannot. We continue to closely manage our inventory so that as much of our land as possible benefits from the appreciation that we are building with the region's increased visibility, infrastructure development and place-making."
    "At the same time, we are fully engaged in the entitlements process to create new inventory in high-quality communities," said Rummell. "JOE has recently gained key approvals for three significant new communities -- WaterSound and WindMark Beach in Northwest Florida, and RiverTown near Jacksonville. We also received a key approval for DeerLake in Walton County. Though certain regulatory steps remain, these communities will bring new inventory to key JOE markets. As we've long said, the demographic trends are working in our favor. More and more people continue to enter the key second/retirement home purchasing demographic. Our abundant supply of high-quality, low-basis land in Florida provides JOE unique flexibility in meeting that demand."
    "We are benefiting from the synergy inherent in our regional place-making strategy," said Rummell. "Our residential developments are now stimulating commercial development and attracting attention from national retailers and businesses looking for expansion opportunities. We've talked before about growing the value creation cycle in Northwest Florida - we are seeing it take root."
    "Yesterday, Simon Property Group, Inc. and JOE announced an agreement in principle to jointly develop Pier Park in Panama City Beach," said Rummell. "Simon will purchase property from JOE to develop a retail, restaurant and entertainment project."
    Under the terms of the Letter of Intent, Simon would initially purchase approximately 90 acres in Pier Park with the option to purchase up to an additional 125 acres in and near Pier Park. JOE will retain approximately 15 acres on the north side of Front Beach Road for future complementary hospitality development.
    "We're also benefiting from a broader understanding of the unique qualities of Northwest Florida - and changing demographics within the region," said Rummell. "We're seeing increasing momentum in the traffic of qualified buyers at our Northwest Florida resort and residential communities - and the region as a whole is beginning to show signs of improving demographics. In Bay County, primary home sales in JOE communities have doubled over the same period a year ago. SouthWood continues to perform well. And we're also seeing growing strength in other parts of Florida such as Victoria Park in Deland and Artisan Park in Orlando."
    "SummerCamp's first release of 29 homes and 40 home sites drew an excellent response," said Rummell. "The final 69 buyers were chosen based on a predetermined selection process from a pool of 382 registered potential buyers, each of whom had previously submitted a $5,000 deposit. SummerCamp, JOE's new beachfront resort community in Franklin County, is the first JOE community on St. James Island where a planning process is underway for the 24,000 acres JOE owns there."
    "Our commercial division also had a strong quarter with significant sales of commercial properties both inside and outside JOE communities," said Rummell. "We are seeing buyers for different property uses, including apartment complexes, retail sites and several commercial uses throughout Northwest Florida. Panama City Beach, for example, is experiencing a significantly higher interest from national and regional developers."
    "St. Joe Land Company also had a strong quarter with a large number of smaller transactions and one large transaction for the sale of 866 acres for $10.0 million, or $11,550 per acre," said Rummell. "Prices per-acre vary with the type and location of the land sold."
    "We are proud of our excellent track record of producing strong financial results for shareholders while creating outstanding places in Northwest Florida and the other areas of Florida where we do business," said Rummell. "JOE remains a one-of-a-kind company. Now, with a variety of new projects positioned to come to market with sales that will continue for many years, we have an even greater opportunity to capitalize on these advantages in 2004 and beyond."

                                OUTLOOK

    Guidance for 2004 Raised

    "Building on a very solid first quarter and with a strong pipeline of business, we look ahead to the remainder of this year with increased confidence," said Kevin M. Twomey, president, COO and CFO of JOE.
    "In February, we made comparisons to 2003 excluding conservation land sales ($36.4 million pretax; $22.7 million net income), and the non-cash Advantis charge ($8.8 million deduction from net income)," said Twomey. "Excluding those items, 2003 earnings per share were $0.80. At that time, we expected the full-year 2004 per share income, before conservation land sales, to increase by 10 to 15 percent over that adjusted 2003 total."
    "We are pleased to raise these expectations," said Twomey. "We currently expect our 2004 results to be at the high end of the range, or higher if certain potential transactions are consummated. The timing of transactions is difficult to forecast. As the year moves forward, we expect to have greater clarity on the potential improvements to the outlook."
    "We anticipate having sufficient resources available to fund development efforts, pay dividends, repurchase shares and acquire surrendered shares," said Twomey. "Timing of our repurchase activity will reflect the magnitude and timing of cash flows and earnings."
    "Going forward we are evaluating several new strategies for large real estate sales," said Twomey. "One alternative is to sell larger tracts of land to homebuilders and other real estate buyers. To date, we have acted as the primary developer on our land. The increasing visibility of Northwest Florida has generated increased interest in the region among homebuilders and other community developers. As a result, the velocity of inquiries from developers interested in purchasing land has increased."
    "We are also considering a number of ways to diversify our investment property portfolio," said Twomey. "We are currently evaluating the purchase of land assets in addition to commercial office properties for our investment portfolio. At the end of the first quarter, we owned approximately $328 million of office properties purchased with a portion of our land sale proceeds. We are considering adding strategic land assets to the portfolio in order to leverage our development expertise to transform this land to a higher and better use."

    Community Development

    "Results from the Community Development segment are expected to continue to grow in 2004," said Twomey. "We see excellent results, particularly at WaterColor, as future home sites in phases 3 and 4 come to market. WaterSound Beach should also perform well during 2004 and 2005 depending on the speed with which we release product for sale. Pricing has been particularly strong at WaterColor and WaterSound Beach. Contributions from a number of our primary home communities, such as St. Johns Golf and Country Club, Victoria Park, Artisan Park and SouthWood in Florida, and Saussy Burbank in North and South Carolina, are also important. We are also very excited about the response we received for our first release at SummerCamp."

    Commercial Real Estate

    "During 2004, our commercial real estate development division will focus on the development and sale of retail, multifamily and commercial properties in Northwest Florida," said Twomey. "We expect commercial pretax income from continuing operations to be up compared to 2003. The first quarter was a good start. We have a strong and growing pipeline of sales for retail, light industrial, commercial and apartment use. Our commercial pipeline is solid, and we are optimistic about our prospects."
    "The pending land sale to Simon Property Group, Inc. at Pier Park is expected to close, in part, in 2004," said Twomey. "And we expect this transaction to be a catalyst for additional success in Panama City Beach."

    St. Joe Land

    "We also expect 2004 results from St. Joe Land Company, our land sales division, to be well above the levels achieved in 2003," said Twomey. "Income from land sales in the first quarter of this year was exceptionally strong. We expect results for the remaining quarters of the year to be good, but not as strong as the first quarter."

                         SALE OF TRUST SHARES

    On February 10, 2004, the Alfred I. duPont Testamentary Trust sold 6 million shares to the public, bringing its percentage ownership of JOE, together with its beneficiary, The Nemours Foundation (the
Trust), down to 23.5 percent as of March 31, 2004. The Trust's ownership position was 47.2 percent as of March 31, 2003 and 69.8 percent as of January 1, 1997.

                DIVIDENDS AND STOCK REPURCHASE PROGRAM

    On February 10, 2004, the board of directors declared a quarterly cash dividend for the first quarter of 2004 of $0.12 per share on its common stock, payable on March 31, 2004, to shareholders of record at the close of business on March 15, 2004.
    During the first quarter of 2004, the company expended $36.1 million for dividends and the acquisition of shares. During the first quarter, JOE acquired 677,160 of its shares at a cost of $27.0 million, or an average price of $39.79 per share. Of these amounts, 403,000 shares were acquired through open market purchases for $16.0 million (an average of $39.76 per share); 182,955 shares were purchased from the Trust for $7.3 million (an average of $39.73 per share); and 91,205 shares of stock were surrendered by company executives with a value of $3.6 million as payment for the strike price and taxes due on exercised stock options and taxes due upon vesting of restricted stock.


                                Table 1
                       Stock Repurchase Activity
                        Through March 31, 2004

                           Shares
         -------------------------------------------
         Purchased  Purchased                          Total
            From      From                           Cost (in  Average
 Period    Public     Trust   Surrendered   Total    millions)  Price
-------- ------------------------------------------- --------- -------

1998     2,574,200         --     11,890   2,586,090    $55.5   $21.41
1999     2,843,200         --     11,890   2,855,090     69.5    24.31
2000     3,101,566    415,500         --   3,517,066     80.2    22.78
2001     3,485,400  3,585,900     58,550   7,129,850    176.0    24.67
2002     2,583,700  2,586,206    256,729   5,426,635    157.6    29.03
2003     1,469,800  1,085,374    812,802   3,367,976    102.9    30.55
2004
(1st
Qtr.)      403,000    182,955     91,205     677,160     27.0    39.79
         ------------------------------------------- --------- -------
Total/
Weighted
Average  16,460,866 7,855,935  1,243,066  25,559,867   $668.8   $26.14
         =========================================== ========= =======


    As shown in Table 1, since January 1, 1998, 25,559,867 shares have been acquired for $668.8 million through the repurchase and surrender of shares.
    At March 31, 2004, 75,710,159 JOE shares were outstanding. The number of weighted-average diluted shares in the first quarter of 2004 was 77,731,088. At March 31, 2004, $19.9 million remained of the company's current stock repurchase authorization of $150 million. On February 10, 2004, JOE's board of directors authorized an additional $150 million repurchase authorization.
    "We continue to make good progress on our program to pay dividends and acquire stock through the purchase and the surrender of shares," said Twomey. "We remain optimistic about reaching the benchmark of $125 million to $175 million we established for the program this year, and continue to view the program as an important contributor to shareholder value."

                             ENTITLEMENTS

    JOE has a broad range of entitlements in hand or in various stages of the approval process for residential, resort, RiverCamps and rural residential products in Northwest Florida and other high-growth regions of the state.
    Table 2 summarizes such entitled residential projects at March 31, 2004.


                                Table 2
       Summary of Entitled JOE Residential Projects in Florida(a)
                            March 31, 2004


                                                      Units Sold/Under
                         Total Project  Total Project     Contract
   Project       County      Acres        Units(b)      Thru 3/31/04
----------------------------------------------------------------------
Artisan Park -
 Celebration     Osceola      160           616              145
----------------------------------------------------------------------
CampCreek Golf
 Cottages        Walton        10            50                0
----------------------------------------------------------------------
The Hammocks     Bay          143           459              258
----------------------------------------------------------------------
Hampton Park     Duval        150           158              136
----------------------------------------------------------------------
James Island     Duval        194           365              363
----------------------------------------------------------------------
Palmetto Trace   Bay          138           523              234
----------------------------------------------------------------------
Pier Park
 (Residential)   Bay           10           125                0
----------------------------------------------------------------------
RiverCamps on
 Crooked Creek
 (Release One)   Bay           95            27               23
----------------------------------------------------------------------
RiverSide        Calhoun      362            13                0
----------------------------------------------------------------------
SouthWood        Leon       3,770         4,770              638
----------------------------------------------------------------------
St. Johns Golf
 & County Club   St. Johns    820           799              545
----------------------------------------------------------------------
Victoria Park    Volusia    1,859         4,000+             428
----------------------------------------------------------------------
Walton Corners   Leon          60            33                0
----------------------------------------------------------------------
WaterColor       Walton       499         1,140              740
----------------------------------------------------------------------
WaterSound
 Beach           Walton       256           499              300
----------------------------------------------------------------------
WaveCrest        Bay            6            88                0
----------------------------------------------------------------------
WindMark Beach
 (phase 1)       Gulf          80           110              100
----------------------------------------------------------------------
Total                       8,612        13,775+           3,910
-------------------------------------=================================

(a) A project is deemed entitled when all major discretionary governmental approvals have been received. Approvals may be subject to legal challenges which may affect timing, scale and viability.

(b) Total project units represent the number of units entitled. The actual number of units to be constructed at full build-out may be lower than the number entitled.


    Table 3 summarizes the status of JOE residential projects in Florida in the entitlement process as of March 31, 2004.



                                Table 3
              Summary of JOE Residential Projects in the
                   Entitlement Process in Florida(a)
                            March 31, 2004

                                                Total     Approximate
                                               Project      Project
   Project                         County       Acres       Units(b)
----------------------------------------------------------------------
East Lake Powell                   Bay            181         360
----------------------------------------------------------------------
WaterMill (Jones Homestead)        Gulf            94         120
----------------------------------------------------------------------
RiverCamps on Crooked Creek
(Future phases)                    Bay          1,395         423
----------------------------------------------------------------------
Cutter Ridge (Tarpon Sound)        Franklin        30          90
----------------------------------------------------------------------
DeerLake (The Pines)               Walton          62         197
----------------------------------------------------------------------
West Bay DSAP                      Bay          6,789       5,842
----------------------------------------------------------------------
RiverTown                          St. Johns    4,200       4,500
----------------------------------------------------------------------
SummerCamp                         Franklin       782         499
----------------------------------------------------------------------
WaterSound                         Walton       1,443       1,060
----------------------------------------------------------------------
WindMark Beach (future phases)     Gulf         2,000       1,550
----------------------------------------------------------------------
Total                                          16,976      14,641
-----------------------------------------------=======================

(a) All developments listed have entitlement steps remaining that could affect timing, scale and viability.

(b) The actual number of units to be entitled or constructed at full build-out may be lower than the number proposed to be entitled.


    JOE's pipeline of residential projects extends well into the future with more than 24,000 units entitled or at various stages in the entitlement process.

    WEST BAY SECTOR PLAN

    Planning continues on the West Bay Detailed Specific Area Plan
(DSAP) in Bay County that includes 16,556 acres of JOE land near the proposed 4,000-acre site for the relocation of the Panama City - Bay County International Airport.
    The West Bay DSAP consists of three phases. Phase 1, which operates independently of the airport approvals, provides for 685 residential units, 360,000 square feet of commercial space, a 150-room hotel and a 50 slip marina. Phases 2 and 3 are conditioned on the final approvals of the relocated airport. At full build-out, the West Bay DSAP provides for approximately 4.4 million square feet of industrial, commercial and retail space, 5,842 dwelling units, 490 hotel rooms and two marinas.
    The West Bay DSAP and a DSAP for the proposed relocated airport were approved by the Bay County Commission in December 2003. These two land use plans begin the implementation of the West Bay Sector Plan, a blueprint for future development and conservation of approximately 75,000 acres of JOE-owned land in northwestern Bay County. A review by the Florida Department of Community Affairs was completed in February of 2004 and both DSAPs were found to be in compliance with state law. As expected, a no-growth citizens group has challenged the state's ruling. The challenger must now prove that the state and local governments were incorrect and that the plans are not in compliance with Florida state law. A number of additional regulatory steps remain before the two DSAPs become final.
    The airport land use plan creates the opportunity to relocate the Panama City - Bay County International Airport within the West Bay Sector. The decision to relocate the airport ultimately rests with the Federal Aviation Administration (FAA) and the Panama City - Bay County International Airport Authority. The FAA and the Airport Authority continue to work on an Environmental Impact Statement for the proposed new airport. Bay County conducted a non-binding straw poll on the airport relocation during the Democratic Party's Presidential Preference Primary in March of 2004. With only 23 percent participating, a small plurality of Bay County voters opposed the airport's relocation. None of the other counties served by the airport participated in the straw poll. Later in March, the Airport Authority announced that it would continue the relocation process. Subject to the receipt of all final approvals and funding of the airport relocation at West Bay, JOE has committed to donating the 4,000-acre airport site to the Airport Authority as well as approximately 10,000 additional acres for environmental mitigation that would become part of the West Bay Preservation Area. According to the Airport Authority's most recent estimate, a relocated facility could be completed as early as 2008.

                            SEGMENT RESULTS

    COMMUNITY DEVELOPMENT

    Pretax income from continuing operations for the Community Development Segment for the first quarter of 2004 was $9.1 million, compared with $12.4 million in the first quarter of 2003. Results for the 2004 period reflect our decision to manage the supply of product to achieve maximum long term results at WaterColor and WaterSound Beach. Although the number of closings are higher in the first quarter of 2004 than the same period last year, a portion of the earnings attributable to this quarter's closings was reflected in earlier periods.
    "We see increasing strength in all of our Florida markets," said Rummell. "We are now moving into the traditional buying season in Northwest Florida with growing momentum. WaterColor, our signature community, continues to make steady progress. Demand continues to be strong for new homes and home sites."


                                Table 4
                         Community Development
                            ($ in millions)

                         For the Three Months
                            Ended March 31,

                       2004                          2003
          ----------------------------- ------------------------------
            Number                        Number
           of units             Gross    of units             Gross
            closed   Revenue   Profit     closed   Revenue    Profit
          ----------------------------- ------------------------------

Home Sites    105     $23.7    $14.3         82     $17.3     $11.2
Homes(a)      360      74.6      7.5        224      67.9      12.8
          ----------------------------- ------------------------------
Total         465     $98.3    $21.8        306     $85.2     $24.0
          ============================= ==============================

(a) Homes include single family, multifamily and Private Resident Club units. Multifamily and PRC revenue is recognized, if preconditions are met, on a percentage of completion basis. As a consequence, revenue and closings may occur in different periods.


                      Units Placed Under Contract
                         For the Three Months
                            Ended March 31,

                                     2004    2003   Percentage Change
                                   ------- ------- -------------------
Home Sites                             26      85         (69)%
Homes(a)                              512     312           64%
                                   ------- ------- -------------------
Total                                 538     397           36%
                                   ======= ======= ===================

(a) Homes include single family homes, multifamily and PRC units.


                                Table 5
                              Backlog(a)
                             At March 31,
                            ($ in millions)

                                   Units             Sales Price
                             ----------------- -----------------------
                               2004     2003       2004        2003
                             -------- -------- ----------- -----------
Home Sites                        15       26        $2.2        $2.6
Homes                            882      623       231.4       201.9
                             -------- -------- ----------- -----------
Total                            897      649      $233.6      $204.5
                             ======== ======== =========== ===========

(a) Backlog represents units under contract but not yet closed.



    Northwest Florida

    WaterColor

    In the first quarter of 2004, 60 home sites and 5 housing units closed at WaterColor. During the quarter, contracts were accepted for 9 home sites, 4 housing units and 10 Private Residence Club units at average prices of $401,000, $830,000 and $196,000, respectively.
    "WaterColor has earned the reputation and status of a premier beachfront community. This has increased demand not only within WaterColor, but also at other JOE communities across Northwest Florida," said Rummell. "For example, WaterColor and the WaterColor Inn continue to be a catalyst for changing perceptions about the region. During the first quarter, WaterColor Inn was featured in Delta Air Line's Sky magazine."
    The first two phases of WaterColor are nearly sold out. Sales have been strong in phase 3 of the community. At the end of the quarter, 98 home sites and 5 homes of the 231 units in phase 3 remained to be released over the next year. This phase is enhanced by a pedestrian bridge spanning Western Lake that connects this phase to the first phase of WaterColor.
    During the fourth quarter of 2003, predevelopment activity started on phase 4 of WaterColor, a 60-acre parcel on the east side of County Road 395 adjacent to the Publix Super Market at WaterColor Crossing. Development in phase 4, with approximately 185 units, is scheduled to begin in late 2004.
    "WaterColor Inn's high national visibility is helping drive demand for our real estate products," said Rummell. "The Inn is a key component of our marketing strategy and is changing perceptions about Northwest Florida. It is a key marketing force for our real estate products not just at WaterColor but throughout the region. Real estate buyers are usually visitors first. During the Easter weekend, the 60-room WaterColor Inn was at 95 percent capacity and the 128 units in the community's rental program were at 90 percent capacity."
    Construction of the WaterColor Private Residence Club (PRC), adjacent to WaterColor Inn, is expected to be completed in late 2004. As of March 31, 2004, JOE has accepted contracts for 33 ownership interests in the PRC. The WaterColor PRC consists of 88 ownership interests in 11 two-bedroom, two-bath, fully furnished luxury vacation multifamily units. Each owner receives a deed to 1/8 interest in a specific residence for approximately $205,000. Each PRC owner is entitled to a minimum of 5 weeks a year in the PRC, plus additional time throughout the year based on availability.
    From WaterColor's inception through March 31, 2004, contracts accepted or closed totaled 740 units. WaterColor is expected to have up to 1,140 units at full build-out.

    WaterSound Beach

    In the first quarter of 2004, 11 home sites and 50 multifamily housing units closed at WaterSound Beach at average sales prices of $369,000 and $1.1 million, respectively. During the quarter, contracts were accepted for 7 housing units at an average price of $1.5 million.
    WaterSound Beach, a gated beachfront community south of County Road 30A in south Walton County, is planned to include single family homes, home sites and multifamily units. It is expected to have 499 residential units at full build-out.
    "We are very pleased with the success of WaterSound Beach," said Rummell. "We believe the market is starting to understand the significance of WaterSound Beach's 85-acre beachfront preserve fronted by one of the most beautiful beaches anywhere."
    The Crossings and Compass Point are multifamily neighborhoods within WaterSound Beach. The remaining 50 of 80 beachfront units in The Crossings closed in the first quarter of 2004. Earnings attributable to these multifamily units were recorded in 2003 under the percentage of completion method of accounting. Prices for these 80 residences ranged from $895,000 to $1.5 million, with an average over $1.1 million. One unit will be retained as a model for the next phase of multifamily units.
    Based on the success to date at The Crossings, additional phases of multifamily units are being planned. This new multifamily neighborhood, Compass Point, is planned for 92 units in four phases. In the first quarter, 7 units were placed under contract at an average price of $1.5 million. In the second quarter of 2004, all remaining units in the first phase of Compass Point are slated to be released with prices expected to average over $1.3 million per unit. Construction has started on the first 25 Compass Point residences. An additional second phase of multifamily residences, planned for 24 units, is to be released later in 2004, followed by 43 units scheduled for 2005 and 2006.
    There were no single family home sites released or sold in the first quarter of 2004 at WaterSound Beach. At March 31, 2004, the remaining 113 single family home sites, including 8 on the beachfront, have not been released for sale.
    The 2004 Southern Accents magazine show home at WaterSound Beach is scheduled to open for public tours on Memorial Day weekend. The 4,200-square-foot beachfront home, designed by Cooper, Robertson & Partners, will be featured in the July/August 2004 issue of Southern Accents.
    From WaterSound Beach's inception through March 31, 2004, contracts for 300 units were accepted or closed.

    WaterSound

    On October 7, 2003, the Walton County Commission approved a development order for 478 of the 1,060 planned units, along with 35,000 square feet of commercial space, being planned for the next phase of WaterSound. Pending the receipt of final environmental permits, infrastructure construction is expected to begin in the second half of 2004. Work continues on a Development of Regional Impact (DRI) application for the project that would include the balance of the units. Progress is expected on the DRI by the end of the year.
    This future phase of WaterSound is located on 1,443 acres of timberland between U.S. 98 and the Intracoastal Waterway.
    "The master plan for the future development of the next phase of WaterSound calls for a full package of amenities, including a family-friendly six-hole golf course and a nine-hole golf course both designed by Davis Love III, tennis and access to Lake Powell plus the opportunity to purchase memberships in a beach club at WaterSound Beach and Camp Creek Golf Club," said Rummell. "To achieve higher values, we don't intend to begin sales until key amenities are in place."

    DeerLake

    On March 4, 2004, the Walton County Commission approved a 197-unit first phase of DeerLake, formerly called The Pines, a proposed development on the beach side of County Road 30-A. A number of additional regulatory steps remain before the land use plan becomes final and certain environmental permits are required before construction of the first phase of the development can begin.
    Cooper, Robertson & Partners, the firm that developed the master plan for WaterColor, will create the master plan for this community. It is being planned to be a high-end, exclusive community with pricing expected to be comparable to WaterColor.
    Sales are expected to begin in 2005.

    Palmetto Trace, The Hammocks

    In the first quarter of 2004, contracts closed for 31 homes at an average price of $164,000 at JOE's two primary home communities in Bay County, Palmetto Trace and The Hammocks. During the quarter, contracts were accepted for 68 homes at an average price of $143,000.
    "Sales at these two communities were very strong in the first quarter," said Rummell. "Sales at Palmetto Trace were twice our original expectation. Sales have also been strong at The Hammocks in Lynn Haven. We have additional product moving through the planning process in order to meet the strong primary residential demand in Bay County. We expect increases in sales velocity to continue in 2004 as retirees relocate there and new jobs are added to the Panama City Beach and Bay County economy."
    From the inception of Palmetto Trace and The Hammocks through March 31, 2004, contracts were closed for 66 home sites and 426 homes at average prices of $31,000 and $146,000, respectively.

    WindMark Beach

    On April 6, 2004, the Gulf County Commission (GCC) unanimously approved a land-use plan for future phases of WindMark Beach, consisting of 1,550 residential units in a mixed-use development in Gulf County, Florida. WindMark Beach is located on approximately 2,000 acres owned along more than 15,000 feet of beachfront near the town of Port St. Joe.
    The GCC approved a comprehensive plan amendment approving the proposed land-use, an order for a DRI for WindMark Beach and policies for implementation of the project.
    A number of additional regulatory steps remain before this new land use plan becomes final, including review by the Florida Department of Community Affairs. Certain environmental permits are also required before construction can begin on these future phases of WindMark Beach.
    "We are very excited about WindMark Beach and believe it will create tremendous value for Gulf County and JOE shareholders," said Rummell. "WindMark Beach embraces, restores and protects an unspoiled stretch of beautiful beach, and makes it accessible to the public with activities that center on family fun. Together with the Gulf County community, we are planning WindMark Beach to respect local culture, landscape, architecture and the environmentally special lands nearby."
    Plans for WindMark Beach provide that once a 3.5-mile portion of U.S. 98 is moved, the existing roadbed through JOE's land would be used to create a public beachfront trail system. No residential development is planned seaward of the beachfront trails, and JOE will provide public beach parking areas and multiple access points for the public.
    Sales of home sites in the first phase of the community began in 2001. In the first quarter of 2004, no home sites closed and no new contracts were accepted at this first phase of WindMark Beach, which included 110 home sites, all but 10 of which have been previously sold.
    "We are particularly pleased with the increased recognition of the quality of WindMark Beach," said Rummell. "Last week, for instance, we accepted a contract for a beachfront home site in the first phase of WindMark Beach for $1.1 million. This compares with an early-2003 closing of an adjacent beachfront home site for $760,000 and a 2001 sale for $415,000. We are optimistic that the perceived value of the project will grow even more as we bring the larger WindMark Beach to market with amenities.
    "We plan to release only three additional home sites for sale in 2004 in phase 1 of WindMark Beach, one on the beach and two with beach views," said Rummell. "In addition, JOE has two remaining beachfront home sites in phase 1 that we expect to release for sale in future years. Sales of homes and home sites in the future phases of the community are expected to begin in 2005."
    From WindMark Beach's inception through March 31, 2004, JOE accepted or closed contracts for 100 home sites at an average price of $334,000.

    SouthWood

    In the first quarter of 2004, 10 home sites and 53 homes closed at SouthWood at average prices of $83,000 and $221,000, respectively. During the first quarter, contracts were accepted for 8 home sites and 42 homes at SouthWood at average prices of $82,000 and $240,000, respectively.
    From SouthWood's inception through March 31, 2004, JOE accepted or closed contracts on 638 units. SouthWood is entitled for 4,770 residential units plus a variety of retail shops, restaurants, community facilities, light industrial sites and professional offices.

    SummerCamp

    On April 17, 2004, 382 potential buyers sought reservations for 40 home sites and 29 homes at SummerCamp, a new beachfront vacation and second-home community on St. James Island in southeastern Franklin County. The final 69 buyers were chosen based on a predetermined selection process from a pool of 382 registered potential buyers, each of whom had previously submitted a $5,000 deposit. Home prices in this release ranged from the high $400,000s to over $1 million, and home sites ranged from $150,000 to $800,000. Pending the receipt of regulatory and environmental permits, infrastructure construction is expected to begin in the third quarter of 2004 with closings to begin in the fourth quarter of 2004.
    With nearly 4 miles of waterfront, SummerCamp is planned for 499 units on 782 acres of JOE timberland. A sales preview center for the community opened in Tallahassee early this year and an onsite sales center, general store and outfitter are scheduled to open in early 2005. SummerCamp's current plans call for a community beach club with cabanas, two smaller beach clubs, several observation piers, gathering pavilions, a canoe and kayak boathouse, one small community dock and miles of interconnected nature trails.
    "SummerCamp is the first development of its kind in this part of Northwest Florida," said Rummell. "Our team has developed a SummerCamp architectural style based on historic and well recognized communities like St. Teresa and Apalachicola evoking the traditional communities of Old Florida. This community is about families and friends making and renewing connections."

    St. James Island

    JOE is involving the citizens of Franklin County in a public visioning process for future development of 24,000 acres of JOE land on St. James Island. The process began in the fourth quarter of 2003 and is continuing with good community participation. The St. James Island Visioning Plan and an amended Franklin County Comprehensive Plan are expected to be ready for presentation to the Franklin County Board of County Commissioners later this year. These plans will outline the use of this land for decades to come.
    St. James Island, located at the eastern end of Franklin County, represents an area of approximately 49,000 acres, 24,000 of which are owned by JOE. It includes the area bounded by the city of Carrabelle on the west and Bald Point State Park on the east along the Gulf of Mexico. SummerCamp is located on St. James Island.
    During the first quarter, JOE closed the purchase of the 49-acre Timber Island in Franklin County from the Florida Department of Environmental Protection for $6.8 million. Long term plans for the island, located near Carrabelle and adjacent to St. James Island, include a marina and related facilities.

    Northeast Florida

    RiverTown

    RiverTown, with 3.5 miles of frontage on the beautiful St. Johns River, is located in St. Johns County near Jacksonville. It is being planned for approximately 4,500 units on 4,200 acres. In the first quarter, the St. Johns County Commission approved a comprehensive plan amendment and a DRI order for the project. On April 14, 2004, the Florida Department of Community Affairs determined that the RiverTown land use plan was in compliance with state law. A number of additional regulatory steps remain before the land use plan becomes final, including an appeal period for the compliance ruling. Certain environmental permits are required before construction of RiverTown can begin.
    "RiverTown is located on one of the last stretches of riverfront in Northeast Florida suitable for large-scale residential development," said Rummell. "It is within easy commuting distance to Jacksonville. We believe JOE's proven ability to provide quality community developments combined with the unique setting will make RiverTown one of the most sought after products in this market."
    Sales activity for RiverTown is expected to begin in 2005.

    St. Johns Golf & Country Club

    In the first quarter of 2004, contracts closed on 12 home sites and 22 homes at St. Johns Golf & Country Club at average prices of $75,000 and $321,000, respectively. Contracts were accepted for 26 homes at an average price of $356,000.
    "St. Johns Golf & Country Club had a solid first quarter," said Rummell. "Conversion rates, from prospect to contract to closing, have improved from mid-2003 through the first quarter of 2004."
    Construction has started on the last two phases in the community. Sales are expected to be completed by early 2006. From inception through March 31, 2004, JOE accepted or closed contracts for 545 units at this 799-unit residential development south of Jacksonville in St. Johns County.

    Hampton Park, James Island

    In the first quarter of 2004, contracts closed on 13 homes at Hampton Park in Jacksonville at an average price of $343,000. Contracts were accepted for 6 homes with home prices averaging $386,000.
    Sales at Hampton Park are expected to conclude by the end of 2004. From Hampton Park's inception through March 31, 2004, contracts for 136 units were accepted or closed. Hampton Park is planned for 158 units at full build-out.
    In the first quarter of 2004, contracts closed on 4 homes at James Island in Jacksonville at an average price of $362,000. Contracts were accepted for 4 homes with prices averaging $390,000. One model home remains for sale in this community, and one additional unit has not been released for sale.

    Central and South Florida

    Victoria Park

    During the first quarter of 2004, contracts closed on 6 home sites and 31 homes at Victoria Park at average prices of $85,000 and $209,000, respectively. Contracts were accepted for 3 home sites and 66 homes at average prices of $64,000 and $227,000, respectively.
    "We are very pleased with trends at Victoria Park. The number of contracts closed at Victoria Park increased 41 percent compared to the first quarter of 2003," said Rummell. "With the Interstate 4 bridge over the St. Johns River nearing completion, Victoria Park is becoming more attractive to buyers from parts of nearby Orlando. Sales traffic is increasing, additional products are coming online, and we believe Victoria Park is in an excellent position to perform well going forward."
    Victoria Park, located between Orlando and Daytona Beach, is set on 1,859 acres in the historic college town of DeLand. This mixed-used community is planned for more than 4,000 residences built among parks, lakes and conservation areas.
    From Victoria Park's inception through March 31, 2004, contracts were accepted or closed on 428 units.

    Celebration, Artisan Park

    In the first quarter of 2004, 6 home sites and 4 homes closed at average prices of $150,000 and $364,000, respectively, at Artisan Park, a 160-acre village in the town of Celebration near Orlando. JOE is the manager and owner of 74 percent of the joint venture developing Artisan Park. During the first quarter, contracts were accepted for 6 home sites and 82 homes at average prices of $150,000 and $357,000, respectively.
    "Artisan Park opened with excellent sales," said Rummell. "Contracts and reservations are already ahead of our expectations for the entire year. This is one of the last residential neighborhoods to be developed in Celebration, and there is strong demand for single family homes and condominiums."
    Plans for the neighborhood feature approximately 314 single-family homes plus 302 condominium homes, along with parks, trails and an outdoor performance area and community clubhouse with a fitness center, pool and educational and recreational programs.

    Paseos

    In the first quarter of 2004, contracts for 32 homes closed at an average price of $378,000 at Paseos, a 175-acre community with 325 single family home sites in Jupiter in Palm Beach County in South Florida. JOE is the manager and owner of 50 percent of the joint venture developing Paseos.
    In the first quarter, contracts were accepted for 76 homes at an average price of $424,000. There were 108 homes sold in Paseos in 2003.
    "Paseos had an excellent first quarter," said Rummell. "Contracts and reservations are nearing the original objective for the entire year. The Jupiter market has attracted national attention as one of South Florida's most desirable places to live. Paseos is well-positioned to benefit from the growth in this part of Florida."
    The proximity of Paseos to major employment centers, excellent public schools, the beaches and a host of various recreational and entertainment options makes it ideal for families of all sizes. A clubhouse, pool and a tennis court are scheduled to open later this year. There are six furnished model homes on site. Home prices range from $300,000 to over $600,000.
    From Paseos's inception through March 31, 2004, contracts on 216 units were accepted or closed. Sales at Paseos are expected to be completed by end of 2004.

    Rivercrest

    In the first quarter of 2004, contracts for 55 homes closed at an average price of $148,000 at Rivercrest, a 450-acre primary residence community with 1,300 residential units near Tampa in east Hillsborough County. JOE is the manager and owner of 50 percent of the joint venture developing Rivercrest.
    In the first quarter, contracts were accepted for 158 homes at an average price of $157,000. In the full year of 2003, contracts were accepted on 231 homes in Rivercrest.
    "We are seeing exceptional momentum at Rivercrest as it offers a wide variety of prices including townhomes priced from the $90,000s, as well as garden villas and single-family homes priced from the low $120,000s to the $200,000s," said Rummell. "The community offers a lifestyle rich in recreational opportunities. An elementary school was built on land provided by the joint venture within Rivercrest and opened for the 2003 school year."
    From Rivercrest's inception through March 31, 2004, contracts for 514 units were accepted or closed.

    Saussy Burbank

    In the first quarter of 2004, Saussy Burbank, JOE's homebuilder based in Charlotte, N.C., closed the sale of 147 homes compared to 105 homes in the first quarter of 2003. Average prices for the homes were $205,000 and $209,000, respectively. During the first quarter, contracts were accepted for the purchase of 197 homes at an average price of $215,000.

    COMMERCIAL REAL ESTATE

    The Commercial segment consists of St. Joe Commercial, Inc., JOE's commercial real estate development unit, and Advantis, the company's commercial real estate services unit. Pretax income from continuing operations from the Commercial segment was $1.4 million for the first quarter of 2004, compared with $3.3 million in the same quarter of 2003.

    St. Joe Commercial

    For the first quarter of 2004, St. Joe Commercial had pretax income of $1.5 million, compared to $4.9 million in the first quarter a year ago.
    "Our commercial development division turned in a good first quarter both in terms of value creation and strategic accomplishments," said Twomey. "Gross proceeds from Northwest Florida commercial land sales totaled $2.6 million compared to $5.5 million in the same period in 2003. Several large transactions were balanced with a steady flow of smaller land sales that included a wide variety of product throughout the region. But as we have often said, we expect earnings from these sales to be 'lumpy' as the number and size of transactions vary from quarter to quarter."
    During the first quarter of 2004, JOE sold 7 Florida commercial land parcels, totaling 82 acres, at an average price of approximately $32,000 per acre.
    Table 6 summarizes commercial land sales in Florida for the first quarters of 2003 and 2004.


                                Table 6
                     Florida Commercial Land Sales
                     Quarter Ended March 31, 2004

             Number of            Gross Sales Price Average Price/Acre
  Land         Sales   Acres Sold   (in thousands)    (in thousands)
------------ --------- ---------- ----------------- ------------------
Unimproved       5(a)      74          $2,350               $32
Improved         2          8             250                31
             --------- ---------- ----------------- ------------------
Total/Average    7         82          $2,600               $32
             ========= ========== ================= ==================


                     Quarter Ended March 31, 2003

             Number of            Gross Sales Price Average Price/Acre
  Land         Sales   Acres Sold   (in thousands)    (in thousands)
------------ --------- ---------- ----------------- ------------------
Unimproved       6(a)     129          $4,403               $34
Improved         9         22           1,088                49
             ---------- ---------- ---------------- ------------------
Total/Average   15        151          $5,491               $36
             ========== ========== ================ ==================

(a) Includes sales of 18 acres in 2004 and 10 acres in 2003 which are not developable.



    "We see growing interest in Northwest Florida from national and regional multifamily developers, and the value of land for apartment development is moving closer to comparable prices in other parts of the nation," said Twomey. "Northwest Florida's economic development cycle is moving into a phase where demand is increasing for multifamily units. In addition, as multifamily developers position themselves to take advantage of possible growth in the region, we expect more activity for this type of real estate product."
    Table 7 summarizes St. Joe Commercial's multifamily parcel pipeline:


                                Table 7
                         Multifamily Pipeline
                         As of March 31, 2004

County    Acres     Units    Price Per Acre        Status
-------  --------  --------  --------------  -------------------
Bay        24.0       320       $158,333        Closed
Bay        42.3       300         38,636        Under Contract
Bay        14.7       144         68,581        Under Contract
Bay        19.0       240        101,053        Contract In Process
Bay        15.8       158         58,036        Under Contract
Leon       18.0       240        133,333        Under Contract
         --------  --------  --------------
Total/
 Average  133.8     1,402        $87,305
         ========  ========  ==============


    "With the growing amount of condominium development in the Panama City Beach area, multifamily products provide access to a more affordable housing option to citizens in this market," said Twomey.

    Northwest Florida

    WaterColor Crossing

    On January 14, 2004, a new 28,800-square-foot Publix Super Market opened at WaterColor Crossing, WaterColor's commercial village. Also in the first quarter, construction was completed on an additional 14,400 square feet of retail space at WaterColor Crossing. The new space, which is 50 percent leased, is being marketed by Advantis. Two additional retail parcels are also available for sale in the project.

    Highland Commons

    During the first quarter of 2004, The Home Depot began construction of a new store on a 13-acre retail development site in Highland Commons, near Beckrich Office Park, on land purchased from JOE in the fourth quarter of last year. The Home Depot is stimulating demand among retail and multifamily residential users for the remaining 86 acres in Highland Commons. Current plans include an additional 13 parcels designed for retail users and 4 parcels designed for multifamily use.

    Pier Park

    On April 19, 2004, JOE and Simon Property Group, Inc. (NYSE:SPG) announced they had agreed in principle for JOE to sell to Simon land to develop a retail lifestyle center at Pier Park, the public/private commercial development in Panama City Beach.
    Under the terms of the Letter of Intent, Simon would initially purchase approximately 90 acres in Pier Park. Simon also has the option to purchase an additional 125 acres from JOE. JOE will retain approximately 15 acres on the north side of Front Beach Road for future complementary hospitality development. Simon and JOE are currently negotiating the terms of a definitive agreement.
    "The opportunities in Panama City Beach and Bay County are improving very quickly, and as a result, we are seeing higher demand and increasing interest from national retailers," said Twomey. "Simon, one of the best in the retail development business, can help make Pier Park a regional destination."
    "We are pleased that the nation's premier retail developer has chosen Pier Park as its next major development project," said Twomey. "Together we are moving forward as quickly as possible to attract more exciting opportunities for Panama City Beach and Pier Park. As more and more retailers gain an appreciation of the unique qualities of this community, and as the demographics of the visitor base continues to evolve, opportunities are fast becoming realities."
    Pier Park is a public/private revitalization project between JOE and the City of Panama City Beach. Plans call for more than one million square feet of retail, dining and entertainment venues set within 130 acres.

    Beckrich Office Park

    In January 2004, JOE broke ground on a 30,000-square-foot building to house 400 additional employees for Nextel Partners. The new building is located adjacent to Nextel's existing 67,500-square-foot customer care center with approximately 600 employees. The new facility is expected to be completed by July 2004.

    SouthWood Town Center

    On April 13, 2004, JOE broke ground on the first two buildings in SouthWood Town Center totaling 46,000 square feet of commercial space. Tenants will include the Tallahassee YMCA, which will feature an upscale full-service health and fitness center. The buildings were designed to accommodate restaurants and other retail users. Office space ranging from 900 to 2,000 square feet will also be available.

    Commerce Parks

    JOE has 10 commerce parks operating or under development in six Northwest Florida counties. During the first quarter, commercial land sales within the commerce parks totaled $0.3 million. With master plans that were created to transfer value from the frontage of major highways inland, JOE is adding value to interior timberlands.
    Infrastructure construction has started at the South Walton Commerce Park. Sales are expected to begin in the fourth quarter.
    Beach Commerce Park continues to see significant improvement in land values. During the first quarter, pricing exceeded $80,000 per acre for interior parcels. Infrastructure construction in phase two of Beach Commerce Park is expected to begin by the end of the year.
    Only two business sites remain in phase 1 of the Port St. Joe Commerce Park. Infrastructure construction and sales in phase 2 are expected to begin in the third quarter.
    Table 8 summarizes the status of JOE's commerce parks throughout Northwest Florida at March 31, 2004.


                                Table 8
                            Commerce Parks
                            March 31, 2004

                              Net     Acres Sold/
                            Saleable    Under        Current Asking
  Commerce Parks    County    Acres    Contract      Price Per Acre
------------------ -------- --------- ----------- --------------------
Existing and Under
 Construction
Beach Commerce       Bay       161        79        $65,000 - 435,000
Port St. Joe
 Commerce            Gulf       58        51        $45,000 - 50,000
Airport Commerce     Leon       40        --        $75,000 - 260,000
Nautilus Court       Bay        12         2       $300,000 - 375,000
Hammock Creek
 Commerce          Gadsden     114        23        $40,000 - 150,000
South Walton
 Commerce           Walton      39        --       $150,000 - 435,000

Predevelopment
Beach Commerce II    Bay       115        --        $70,000 - 80,000
Port St. Joe
 Commerce II         Gulf       50        --        $50,000 - 75,000
Cedar Grove
 Commerce            Bay       100        --        $35,000 - 45,000
Apalachicola
 Commerce          Franklin     50        --        $30,000 - 35,000
                            --------- ----------- --------------------
  Total                        739       155        $30,000 - 435,000
                            ========= ===========


    Investment Property Portfolio

    JOE has redeployed the proceeds of its land sales in a tax-deferred manner through the acquisition of commercial office buildings in select markets within the southeastern United States. In the first quarter of 2004, JOE acquired two Florida office buildings, 245 Riverside, the company's corporate headquarters in Jacksonville, and Beckrich Office Two, in Panama City Beach, into the portfolio.
    At March 31, 2004, JOE's portfolio of commercial office buildings acquired through the capital redeployment program totaled 2.4 million square feet and represented an aggregate investment of more than $328 million, compared to 1.6 million square feet and an aggregate investment of $219 million at March 31, 2003.
    Table 9 summarizes the investment property portfolio at March 31, 2004.


                                Table 9
                     Investment Property Portfolio
                            March 31, 2004

                          Number of     Net Rentable        Leased
        Location          Properties    Square Feet       Percentage
------------------------ ------------ ---------------- ---------------
Florida
   Tampa                      5           476,000            84%
   Orlando                    2           313,000            65%
   Jacksonville               1           136,000            46%
   Northwest Florida          3           155,000            68%
Atlanta                       5           863,000            87%
Washington, D.C.              2           271,000            94%
Charlotte                     1           158,000           100%
                         ------------ ---------------- ---------------
  Total/Weighted Average     19         2,372,000            82%
                         ============ ================ ===============


    Development Properties Portfolio

    Table 10 summarizes the development property portfolio at March
31, 2004.


                               Table 10
                    Development Property Portfolio
                            March 31, 2004

                                                    Net
                                                  Rentable
                            Market    Ownership    Square     Leased
        Property           Location   Percentage    Feet    Percentage
------------------------ ------------ ---------- ---------- ----------
TNT Logistics            Jacksonville   100%        99,000      96%
Alliance Bank              Orlando       50%        71,000      76%
Deerfield Commons I        Atlanta       40%       122,000      77%
Westchase Corporate        Houston       93%       184,000      94%
                                                 ---------- ----------
  Total/Weighted Average                           476,000      86%
                                                 ========== ==========


    Advantis

    Advantis, JOE's commercial real estate services unit, showed significant improvement compared to the first quarter of 2003. "In the first quarter of 2004, brokerage revenue doubled compared to the comparable period last year," said Twomey. "At the quarter's end, the brokerage pipeline is also much stronger than it was last year." Pretax income was $0.3 million before elimination of inter-company profits of $0.4 million. Advantis had a pretax loss of $1.1 million for the first quarter of 2003, before elimination of inter-company profits of $0.5 million.

    ST. JOE LAND COMPANY

    St. Joe Land Company, JOE's land sales division, had pretax income from continuing operations of $18.8 million in the first quarter of 2004, compared with pretax income of $17.6 million in the first quarter of 2003. There were no conservation land sales in the first quarter of 2004. Pretax income from conservation land sales was $13.1 million in the first quarter of 2003.
    "Our land division had an excellent first quarter," said Twomey. "We were particularly pleased that this division's transactions were well balanced by land type and location."
    An 866-acre parcel in Bay County was sold in the first quarter for $10.0 million, or approximately $11,550 per acre. Prices per-acre varies with the mix of parcels sold in any quarter.
    "Overall demand for rural land is very strong," said Twomey. "We are finding an increasing number of potential buyers from outside the two-hour drive radius that has traditionally been our core market."
    "The internet has become an increasingly important marketing tool," said Twomey. "With strategically placed Web marketing, our average Web site (www.stjoeland.com) visits per day have increased from 500 to 1,300. We are updating our Web site with better presentation and search tools as well as additional land inventory."
    Table 11 summarizes St. Joe Land sales activity for the first quarter of 2004 and first quarter of 2003.


                               Table 11
                      St. Joe Land Company Sales
                        Quarter Ended March 31

                                 Average     Gross Sales  Gross Profit
          Number    Number of   Price Per       Price         (in
 Period  of Sales     Acres        Acre     (in millions)   millions)
-------- --------- ----------- ------------ ------------- ------------
 2004        47       7,968       $2,836         $22.6        $20.4
 2003        39       3,850       $1,922          $7.4         $6.0


    Land Sales

    Rural Communities

    Entitlement work continued on several rural communities in Northwest Florida. WaterMill in Gulf County is being designed for the local market with 120 home sites on 93 acres. Walton Corners in Leon County is in the entitlement stage and includes 33 home sites on approximately 60 acres. Cutter Ridge in Franklin County is being designed for the local market with 83 home sites on 30 acres, in three phases. Phase 1, a 10-acre parcel, consists of 25 home sites with prices expected to range from $16,000 to $22,000. Infrastructure for RiverSide in Calhoun County is currently under construction and will feature 13 home sites on 362 acres along the Chipola River. JOE plans to provide home sites to meet the needs of area residents and residential contractors.

    RiverCamps

    In the first quarter, there were no releases of home sites in RiverCamps on Crooked Creek in Bay County. However, strong home site resale activity indicates that demand remains very high.
    RiverCamps on Crooked Creek is the first of a series of planned settlements in a rustic setting offering personal retreats in a private woodland preserve. RiverCamps home sites are being sold fee-simple, with a common area preserved for conservation. Many home sites are almost one acre, and some are larger.
    Locations and prices for the second release of home sites are expected in the second quarter with closings to follow in the second half of 2004.
    Approved for up to 450 home sites on 1,500 acres of former timberland, RiverCamps on Crooked Creek features views of West Bay, the Intracoastal Waterway and Crooked Creek. A variety of RiverCamp floor plans, typically from 1,500 to 2,400 square feet, are available.
    In the first quarter, Southern Living magazine announced the selection of RiverCamps on Crooked Creek as the location for its 2004 Idea House. The home will be featured in the August 2004 issue of the magazine. The home will be open for public tours from June 5, 2004, until after Labor Day.
    The 2004 Southern Living Idea House features an open floor plan with 2,054 square feet of air-conditioned space and 1,577 square feet of porches and decks. Designed by noted San Antonio architectural firm Lake Flato, the Southern Living Idea House features a master suite and two guest bedrooms, 3 1/2 baths, a mud room, a tent room, a summer kitchen, a recreation room, a screened living porch, an outdoor shower and covered boat storage.
    Planning and evaluation continues on RiverCamps on Sandy Creek in Bay County. Preliminary plans call for approximately 600 units on 7,000 acres. Work also continues on other potential RiverCamps locations in Northwest Florida.

    Ranches and Farmsteads

    JOE's ranch concept has evolved into two distinct products, ranches with more than 75 acres and farmsteads with approximately 5 to 15 acres.
    "Here is another example of the value creation process at work," said Twomey. "We continue to find ways to find higher and better uses for our former timberland. As we better understand the land and how forest management practices can transform it, we now have two real estate products. With this refinement, we can provide a better targeted product for two different kinds of buyers at substantially higher values than for timberland."
    Planning and forest management work continued in the first quarter for both ranches and farmsteads. Each product line provides buyers with controls on how the property around them is used. They are initially being planned in rural settings in Leon, Wakulla and Gadsden Counties. These sites will benefit from a proximity to Tallahassee and the agricultural and recreational nature of adjoining properties.
    Project improvements include clearing, fencing, road stabilization and entry features. Each ranch or farmstead is to be sold with common restrictions designed to promote a sense of community as each owner finishes their property. Additional land management services will be available to ranch owners on a separate fee basis. Work also continues to bring the ranch and farmstead offerings to other parts of JOE's holdings in Northwest Florida.
    Prices of individual tracts are expected to vary depending on the physical attributes of each site, including timber stands, topography and proximity to rivers, creeks and bays.

    Conservation Land

    There were no conservation land sales in the first quarter of 2004.
    During the first quarter, contracts were accepted for the sale of two conservation parcels. A contract was accepted for the 1,605 acre Short and Crooked Creek parcels in Liberty and Gadsden Counties for approximately $1,450 per acre. The State of Florida, with the assistance of The Nature Conservancy, is expected to close these additions to the Torreya State Park transaction in the second quarter of 2004. A contract was also accepted from the State of Florida for 153 acres in Wakulla County for approximately $2,500 per acre for an addition to the Ochlockonee River State Park. The transaction is expected to be completed in the second quarter of 2004.
    Activity is currently underway to sell an additional six parcels in 2004, totaling approximately 59,000 acres, to state and private conservation interests. "This includes two large conservation land sales of approximately 43,000 and 10,000 acres targeted to close later in the year," said Twomey. Additionally, seven tracts totaling more than 71,000 acres are being considered for sale in years 2005 and 2006. The timing, sequence and viability of these transactions are uncertain and some transactions could be delayed or cancelled.

    FORESTRY

    Pretax income from continuing operations for the forestry segment totaled $2.7 million for the first quarter of 2004, compared with $1.9 million in the comparable 2003 period. "We are seeing stronger demand for our chip and saw products," said Twomey.

                            FINANCIAL DATA

    Other Income (Expense)

    Other income (expense), which includes dividend and interest income, gains (losses) on sales of investments and non-operating assets and miscellaneous income, and interest expense, was an expense of $2.5 million in the first quarter of 2004, compared to expense of $2.3 million in the comparable 2003 period.
    Table 12 summarizes other income (expense) for the first quarter and year 2004 and 2003.


                               Table 12
                        Other Income (Expense)
                             (in millions)

                                               Quarter Ended March 31,
                                               -----------------------
                                                   2004        2003
                                               ----------- -----------
Dividend and interest income                         $0.1        $0.2
Interest expense                                     (3.3)       (3.2)
Other                                                 0.7         0.7
                                               ----------- -----------
Total                                               $(2.5)      $(2.3)
                                               =========== ===========


    EBITDA

    Earnings before interest, taxes, depreciation and amortization (EBITDA) for the first quarter of 2004 were $35.5 million, or $0.46 per share, compared to $34.4 million, or $0.44 per share, in the first quarter of 2003.
    Table 13 provides a reconciliation of net income to EBITDA for the first quarters of 2004 and 2003.


                               Table 13
                Reconciliation of Net Income to EBITDA
                             (in millions)

                                               Quarter Ended March 31,
                                               -----------------------
                                                   2004        2003
                                               ----------- -----------
Net Income                                          $13.1       $14.4
Plus:
  Income tax expense                                  8.3         8.7
  Depreciation and amortization                       9.4         6.6
  Interest expense                                    4.8         4.7
  Minority interest                                  (0.1)         --
                                               ----------- -----------
EBITDA                                              $35.5       $34.4
                                               =========== ===========

EBITDA per diluted share                            $0.46       $0.44
                                               =========== ===========

Weighted average diluted shares outstanding    77,731,088  78,333,833


    We use EBITDA as a supplemental performance measure, along with net income, to report our operating results. The company's management believes EBITDA is an important metric commonly used by companies in the real estate industry for comparative performance purposes. EBITDA is not a measure of operating results or cash flows from operating activities as defined by generally accepted accounting principles
(GAAP). Additionally, EBITDA is not necessarily indicative of cash available to fund cash needs and should not be considered as an alternative to cash flows as a measure of liquidity. However, we believe that EBITDA provides relevant information about our operations and, along with net income, is useful in understanding our operating results.
    Prior-year EBITDA has been changed to conform to the SEC's current guidance on non-GAAP financial measures. EBITDA includes conservation land EBITDA of $(0.1) million in 2004 and $13.1 million in 2003.


                               Table 14
                         Summary Balance Sheet
                             (in millions)

                                        March 31, 2004  March 31, 2003
                                        --------------  --------------
Assets
Investment in real estate                     $919.7          $823.4
Cash and cash equivalents                       51.3            66.8
Prepaid pension asset                           93.2            92.1
Property, plant and equipment                   36.3            44.0
Other assets                                   154.7           165.4
                                        --------------  --------------
Total assets                                $1,255.2        $1,191.7
                                        ==============  ==============

Liabilities and Stockholders' Equity
Debt                                          $379.1          $334.1
Accounts payable, accrued liabilities          157.2           154.4
Deferred income taxes                          238.2           219.2
                                        --------------  --------------
Total liabilities                              774.5           707.7
Minority interest                                6.0             5.3
Total stockholders' equity                     474.7           478.7
                                        --------------  --------------
Total liabilities and stockholders'
 equity                                     $1,255.2        $1,191.7
                                        ==============  ==============


                               Table 15
                             Debt Schedule
                             (in millions)

                                        March 31, 2004  March 31, 2003
                                        --------------  --------------
  Revolving debt facility                      $45.0             $--
  Medium term notes                            175.0           175.0
  Acquisition and other debt                    15.3             4.0
  Other collateralized/specific asset
   related debt                                143.8           155.1
                                        --------------  --------------
   Total Debt                                 $379.1          $334.1
                                        ==============  ==============


                               Table 16
                  Consolidated Quarterly Comparisons
               ($ in millions except per share amounts)

                                               Quarter Ended March 31,
                                               -----------------------
                                                   2004        2003
                                               ----------- -----------
Revenues:
   Real estate sales                               $135.7      $114.1
   Realty revenues                                   19.1        12.3
   Timber sales                                       9.9         9.6
   Rental revenue                                    11.9         9.5
   Other revenues                                     7.4         4.7
                                               ----------- -----------
      Total revenues                                184.0       150.2
                                               ----------- -----------
Expenses:
   Cost of real estate sales                         90.5        65.3
   Cost of realty revenues                           10.7         6.7
   Cost of timber sales                               6.0         6.7
   Cost of rental revenue                             5.3         3.9
   Cost of other revenues                             6.5         5.2
   Other operating expenses                          23.6        20.4
   Corporate expense, net                             8.9         6.0
   Depreciation and amortization                      9.2         6.6
                                               ----------- -----------
      Total expenses                                160.7       120.8
                                               ----------- -----------
      Operating profit                               23.3        29.4
   Other income (expense)                            (2.5)       (2.3)
                                               ----------- -----------
Pretax income from continuing operations             20.8        27.1
Income tax expense                                  ( 8.3)       (8.7)
Minority interest (expense) income                   (0.1)       (0.3)
Equity in income (loss) of unconsolidated
 affiliates(a)                                        0.7        (3.7)
                                               ----------- -----------
Net income                                          $13.1       $14.4
                                               =========== ===========
Net income per diluted share                        $0.17       $0.18
                                               =========== ===========

EBITDA(b)                                           $35.5       $34.4
                                               =========== ===========
EBITDA per diluted share(b)                         $0.46       $0.44
                                               =========== ===========

Weighted average diluted shares outstanding    77,731,088  78,333,833

(a) Reformatted to reflect equity in income (loss) of unconsolidated affiliates separately from revenues. Previously the Company recorded equity in unconsolidated affiliates as a component of revenues in the community development segment ($3.9 million loss in the first quarter 2003) and commercial real estate segment ($0.2 million in the first quarter 2003). For the first quarter of 2004, equity in income (loss) of unconsolidated affiliates was $1.1 million in the community residential segment and a loss of $0.4 million in the commercial real estate segment.

(b) See Table 13 above for a reconciliation of net income to EBITDA.


                               Table 17
                          Quarterly Revenues
                             By Segment(a)
                             (in millions)

                                               Quarter Ended March 31,
                                               -----------------------
                                                   2004        2003
                                               ----------- -----------
Community development                              $105.7       $89.7
Commercial real estate                               45.8        27.9
Land sales                                           22.6        23.0
Forestry                                              9.9         9.6
Corporate and other                                    --          --
                                               ----------- -----------
Total revenues                                     $184.0      $150.2
                                               =========== ===========

(a) Reformatted to reflect equity in income of unconsolidated affiliates separately from revenues. See footnote to Table 16.


                               Table 18
                    Quarterly Segment Income Before
             Taxes, Minority Interest and Equity in Income
                    Of Unconsolidated Affiliates(a)
                             (in millions)

               March   Dec   Sept   June   March   Dec   Sept   June
                 31,    31,    30,    30,    31,    31,    30,    30,
                2004   2003   2003   2003   2003   2002   2002   2002
               ------ ------ ------ ------ ------ ------ ------ ------
Community
 development    $9.1  $13.2  $32.1  $23.0  $12.4  $19.9  $18.4  $17.9
Commercial
 real estate     1.4    6.5   (1.2) (11.1)   3.3    4.6   (0.9)  (0.4)
Land sales      18.8   33.2   14.8   12.8   17.6   30.7    8.6   10.5
Forestry         2.7    2.3    1.7    2.2    1.9    2.0    1.7    2.3
Corporate and
 other         (11.2) (12.2) (12.0) (10.7)  (8.1)  28.4  (11.1) (13.7)
               ------ ------ ------ ------ ------ ------ ------ ------
Income before
 income taxes,
 minority
 interest and
 equity in
 income of
 unconsolidated
 affiliates    $20.8  $43.0  $35.4  $16.2  $27.1  $85.6  $16.7  $16.6
               ====== ====== ====== ====== ====== ====== ====== ======

(a) Excludes equity in income of unconsolidated affiliates, previously reported in operating revenues. See footnote to Table 16.



    Conference Call Information

    JOE will host an interactive conference call to review the company's results for the quarter ended March 31, 2004 and discuss guidance for 2004 on Tuesday, April 20, 2004, at 10:00 AM, Eastern Daylight Time.
    To participate in the call, please phone 888/428-4473 (for domestic calls from the United States) or 651/291-0900 (for international calls) approximately ten minutes before the scheduled start time. Approximately three hours following the call, you may access a replay of the call by phoning 800/475-6701 (domestic) or 320/365-3844 (international) using access code 726625. The replay will be available for one week.
    JOE will also webcast the conference call live over the internet in a listen-only format. Listeners can participate by visiting the company's web site at http://www.joe.com. Access will be available 15 minutes prior to the scheduled start time. A replay of the conference call will be posted to the JOE web site approximately three hours following the call. The replay of the call will be available for one week.

    About JOE

    The St. Joe Company, a publicly held company based in Jacksonville, is one of Florida's largest real estate operating companies. It is engaged in community, resort, commercial and industrial development, land sales and commercial real estate services. JOE also has significant interests in timber.
    More information about JOE can be found at our web site at http://www.joe.com.

    Forward-Looking Statements

    We have made forward-looking statements in this earnings release, particularly in the Outlook Section. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ, possibly materially, from those in the information. Any statements in this release that are not historical facts are forward-looking statements. You can find many of these forward-looking statements by looking for words such as "intend", "anticipate", "believe", "estimate", "expect", "plan", "forecast" or similar expressions. In particular, forward-looking statements include, among others, statements about the following:

    -- the size and number of residential units and commercial buildings;

    -- expected development timetables, development approvals and the ability to obtain such approvals, including possible legal challenges;

    --  the anticipated price ranges of developments;

    -- the number of units that can be supported upon full build out of a development;

    -- the number, price and timing of anticipated land sales or acquisitions;

    -- estimated land holdings for a particular use within a specific time frame;

    --  absorption rates and expected gains on land sales;

    -- future operating performance, cash flows, and short and long-term revenue and earnings growth rates;

    --  comparisons to historical projects; and

    -- the number of shares of company stock which may be purchased under the company's existing or future share-repurchase program.

    Forward-looking statements are not guarantees of future performance. You are cautioned not to place undue reliance on any of these forward-looking statements. These statements are made as of the date hereof based on current expectations, and we undertake no obligation to update the information contained in this release.
    Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that could cause actual results to differ materially from those contemplated by a forward-looking statement include the risk factors described in our annual report on form 10-K for the year ended December 31, 2003 as well as, among others, the following:

    -- economic conditions, particularly in Florida and key southeast United States areas that serve as feeder markets to the company's Northwest Florida operations;

    --  acts of war, terrorism or other geopolitical events;

    -- local conditions such as an oversupply of homes and home sites and residential or resort properties or a reduction in the demand for real estate in an area;

    -- timing and costs associated with property developments and rentals;

    --  competition from other real estate developers;

    -- whether potential residents or tenants consider our properties attractive;

    -- increases in operating costs, including increases in real estate taxes;

    -- changes in the amount or timing of federal and state income tax liabilities resulting from either a change in our application of tax laws, an adverse determination by a taxing authority or court, or legislative changes to existing laws;

    --  how well we manage our properties;

    -- changes in interest rates and the performance of the financial markets;

    -- decreases in market rental rates for our commercial and resort properties;

    --  changes in the prices of wood products;

    -- the pace of development of public infrastructure, particularly in Northwest Florida;

    -- potential liability under environmental laws or other laws or regulations;

    -- adverse changes in laws, regulations or the regulatory environment affecting the development of real estate;

    -- the availability of adequate funding from governmental agencies and others to purchase conservation lands;

    -- fluctuations in the size and number of transactions from period to period; and

    --  adverse weather conditions or natural disasters.

    The foregoing list is not exhaustive and should be read in conjunction with other cautionary statements contained in our periodic and other filings with the Securities and Exchange Commission.
    Copyright 2004, The St. Joe Company. "St. Joe," "JOE," "Advantis," "Arvida," "Artisan Park," "Beckrich," "Paseos,""Pier Park," "RiverCamps," "RiverTown," "SouthWood," "SummerCamp," "Victoria Park," "WaterColor," "WaterSound," "WindMark," and the "taking flight" design are service marks of The St. Joe Company.

    CONTACT: The St. Joe Company, Jacksonville
             Media Contact: Jerry M. Ray, 904/301-4430 or
             Investor Contact: Steve Swartz, 904/301-4347